Exhibit 99.1

NutraCea Signs Settlement with Former CEO

For Immediate Release

SCOTTSDALE, AZ, Dec. 20, 2010 —NutraCea (NTRZ.pk), a world leader in production and utilization of stabilized rice bran(SRB), rice bran oil (RBO) and their derivative products, today announced that the Company has entered into a Settlement and Release Agreement (the “Settlement Agreement”) with its former President and Chief Executive Officer, Bradley D. Edson, who resigned his posts with NutraCea on March 9, 2009.

Pursuant to the Settlement Agreement, Mr. Edson agreed to pay NutraCea $350,000.  As partial payment, Mr. Edson assigned to NutraCea all of his remaining NutraCea common shares and all of his 6,000,000 options to purchase NutraCea stock.    Mr. Edson agreed to pay the remaining balance in cash by no later than December 31, 2011.

Commenting on the settlement, W. John Short, Chairman and CEO of NutraCea said, “We are glad to put this matter behind us.  While a settlement is a compromise, we are pleased to recover the 6,000,000 stock options previously held by Mr. Edson, which represent nearly 3% of NutraCea’s outstanding common shares, and to sever all ties between Mr. Edson and NutraCea.  This settlement will avoid further legal expense for NutraCea and allows us to focus our management and financial resources on completing the restructuring of our business."

For additional information, refer to the 8-K filed today with the Securities and Exchange Commission.

This release contains forward-looking statements, including statements about the Company’s completion of a successful restructuring of its business. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer rice bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com